Exhibit (g)(2)

FORM OF

SUB- ADVISORY INVESTMENT MANAGEMENT AGREEMENT

                    This Sub-Advisory Investment Management Agreement (this “Agreement”) is entered into as of ______, 2009 by and among TRIAN CAPITAL ADVISERS, LLC, a limited liability company duly organized and existing under the laws of the State of Delaware (the “Adviser”), TRIMARAN CREDIT MANAGERS BDC LP, a newly organized limited partnership duly organized and existing under the laws of the State of Delaware (the “Sub-Adviser”), and TRIAN CAPITAL CORPORATION, a company duly organized and existing under the laws of the State of Maryland (the “Corporation”).

RECITALS:

                    WHEREAS, the Corporation is a newly organized closed-end management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940 (the “1940 Act”);

                    WHEREAS, the Adviser is engaged principally in providing management and investment advisory services and is registered as an investment adviser under the Investment Advisers Act of 1940 (the “Advisers Act”);

                    WHEREAS, the Adviser has entered into an Investment Management Agreement, dated ___________, 2009 with the Corporation (such agreement and any successor agreement thereto, the “Investment Management Agreement”), pursuant to which the Adviser acts as investment adviser to the Corporation and provides certain investment advisory and other services with respect to the Corporation;

                    WHEREAS, the Investment Management Agreement contemplates that the Adviser may appoint a Sub-Adviser to perform certain services relating to the management of the Corporation pursuant to Section 1(c) of the Investment Management Agreement; and

                    WHEREAS, the Adviser, with the approval of the Corporation’s Board of Directors, including a majority of the Directors who are not “interested persons,” as defined under the 1940 Act, desires to retain the Sub-Adviser to provide investment advisory services to the Adviser in connection with the Adviser’s management of the Corporation, and the Sub-Adviser is willing to render such investment advisory services.

                    NOW, THEREFORE, in consideration of the mutual covenants and agreements set out in this Agreement, the Adviser, the Sub-Adviser and the Corporation agree as follows:

          1. Appointment and Duties of the Sub-Adviser

                    (a) The Corporation appoints and retains the Sub-Adviser to act as the sub-adviser with respect to the Corporation’s assets, and Sub-Adviser accepts such engagement to assist in, under the overall supervision of the Corporation and the Adviser, (i) determining the composition of the portfolio of the Corporation, the nature and timing of the changes therein and the manner of implementing such changes; (ii) identifying, evaluating and negotiating the structure of the investments made by the Corporation; (iii) closing and monitoring the Corporation’s investments; (iv) determining the securities and other assets that the Corporation will purchase, retain, or sell; (v) performing due diligence on prospective portfolio companies; and (vi) providing the Corporation with such other investment advisory, research and related services as the Corporation may, from time to time, reasonably require for the investment of its funds, in each case, consistent with the Corporation’s investment objective, policies and limitations specified in the Corporation’s Registration Statement on Form N-2, dated ________, 2009, as the same shall be amended from time to time (as amended, the “Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”).

                    (b) The Sub-Adviser accepts such appointment and agrees during such period, at its own expense, to render, or arrange for the rendering of, such investment advisory services and to assume the obligations set out in this Agreement for the compensation provided for in this Agreement.

                    (c) The Sub-Adviser shall for all purposes herein provided be deemed to be an independent contractor and no partnership or joint venture relationship shall arise by reason of the obligations in this Agreement and, except as expressly provided or authorized herein, shall have no authority to act for or represent the Corporation in any way or otherwise be deemed an agent of the Corporation.

                    (e) The Sub-Adviser shall keep and preserve for the period required by the 1940 Act any books and records relevant to the provision of its investment advisory services to the Corporation and shall specifically maintain all books and records with respect to the Corporation’s portfolio transactions and shall render to the Corporation’s Board of Directors such periodic and special reports as the Board or the Adviser may reasonably request. The Sub-Adviser agrees that all records that it maintains for the Corporation are the property of the Corporation and will surrender promptly to the Corporation any such records upon the Corporation’s request, provided that the Sub-Adviser may retain a copy of such records.

          2. Duties of the Adviser

                    The Adviser shall continue to have responsibility for all services to be provided to the Corporation pursuant to the Investment Management Agreement and shall supervise and oversee the Sub-Adviser’s performance of its duties under this Agreement; provided however, that in connection with providing sub-advisory services, nothing herein shall be construed to relieve the Sub-Adviser of responsibility of compliance with all federal and state laws and regulations applicable to Sub-Adviser, as each is amended from time to time.

          3. Corporation’s Responsibilities and Expenses Payable by the Corporation

                    All investment professionals of the Sub-Adviser and their respective staffs, when and to the extent engaged in providing investment advisory and management services hereunder, and the compensation and routine overhead expenses of such personnel allocable to such services, will be provided and paid for by the Sub-Adviser and not by the Corporation. The Corporation will bear all other costs and expenses of its operations and transactions, including

(without limitation) those relating to: organization and offering; calculating the Corporation’s net asset value (including the cost and expenses of any independent valuation firm); fees and expenses incurred by the Sub-Adviser payable to third parties, including agents, consultants or other advisors, in monitoring financial and legal affairs for the Corporation and in monitoring the Corporation’s investments and performing due diligence on its prospective portfolio companies or otherwise relating to, or associated with, evaluating and making investments; interest payable on debt, if any, incurred to finance the Corporation’s investments; offerings of the Corporation’s common stock and other securities; investment advisory and management fees; administration fees and expenses, if any, payable under the Administration Agreement between the Corporation and Trian Capital Administration, LLC (the “Administrator”), the Corporation’s administrator (including payments under the Administration Agreement between the Corporation and the Administrator based upon the Corporation’s allocable portion of the Administrator’s overhead in performing its obligations under the Administration Agreement, including rent and the allocable portion of the cost of the Corporation’s officers, including a chief compliance officer, chief financial officer, risk management officer and legal counsel, if any, and their respective staffs); transfer agent, dividend agent and custodial fees and expenses; federal and state registration fees; all costs of registration and listing the Corporation’s shares on any securities exchange; federal, state and local taxes; independent Directors’ fees and expenses; costs of preparing and filing reports or other documents required by the SEC or other regulators; costs of any reports, proxy statements or other notices to stockholders, including printing costs; the Corporation’s allocable portion of any fidelity bond, directors and officers/errors and omissions liability insurance, and any other insurance premiums; direct costs and expenses of administration, including printing, mailing, long distance telephone, copying, secretarial and other staff, independent auditors and outside legal costs; proxy voting expenses and all other expenses incurred by the Corporation or the Administrator in connection with administering the Corporation’s business.

          4. Compensation of the Sub-Adviser

                    For the services rendered and the expenses assumed by the Sub-Adviser under this Agreement, the Adviser will reimburse Sub-Adviser for its expenses incurred in connection with rendering investment sub-advisory services and will pay to Sub-Adviser a fee equal to 50% of the management fee and any incentive fee that the Adviser receives from the Corporation under the Investment Management Agreement after deducting from such fees the foregoing expenses and the expenses incurred by the Adviser in connection with the provision of investment management services to the Corporation. The sub-advisory fee for the period from the Effective Date (as defined in Paragraph 10) of this Agreement to the end of the calendar quarter during which the Effective Date occurs will be prorated according to the proportion that such period bears to the full quarterly period. Upon any termination of this Agreement before the end of a calendar quarter, the sub-advisory fee for such part of that quarter will be prorated according to the proportion that such period bears to the full quarterly period and will be payable upon the date of termination of this Agreement.

          5. Covenants of the Sub-Adviser

                    The Sub-Adviser covenants that it is registered as an investment adviser under the Advisers Act. The Sub-Adviser agrees that its activities will at all times be in compliance in all material respects with all applicable federal and state laws governing its operations and investments.

          6. Excess Brokerage Commissions

                    The Sub-Adviser is hereby authorized, to the fullest extent now or hereafter permitted by law, to cause the Corporation to pay a member of a national securities exchange, broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another member of such exchange, broker or dealer would have charged for effecting that transaction, if the Sub-Adviser determines in good faith, taking into account such factors as price (including the applicable brokerage commission or dealer spread), size of order, difficulty of execution, and operational facilities of the firm and the firm’s risk and skill in positioning blocks of securities, that such amount of commission is reasonable in relation to the value of the brokerage and/or research services provided by such member, broker or dealer, viewed in terms of either that particular transaction or its overall responsibilities with respect to the Corporation’s portfolio, and constitutes the best net results for the Corporation.

          7. Limitations on the Employment of the Sub-Adviser

                    The services of the Sub-Adviser to the Corporation are not exclusive, and the Sub-Adviser may engage in any other business or render similar or different services to others including, without limitation, the direct or indirect sponsorship or management of other investment based accounts or commingled pools of capital, however structured, having investment objectives similar to those of the Corporation, so long as its services to the Corporation hereunder are not impaired thereby, and nothing in this Agreement shall limit or restrict the right of any manager, partner, officer or employee of the Sub-Adviser to engage in any other business or to devote his or her time and attention in part to any other business, whether of a similar or dissimilar nature, or to receive any fees or compensation in connection therewith (including fees for serving as a director of, or providing consulting services to, one or more of the Corporation’s portfolio companies, subject to applicable law). So long as this Agreement or any extension, renewal or amendment remains in effect, the Sub-Adviser shall be the investment sub-adviser for the Corporation, subject to the Adviser’s right to enter into one or more sub-advisory agreements. The Sub-Adviser assumes no responsibility under this Agreement other than to render the services called for hereunder. It is understood that directors, officers, employees and stockholders of the Corporation are or may become interested in the Sub-Adviser and its affiliates, as directors, officers, employees, partners, stockholders, members, managers or otherwise, and that the Sub-Adviser and directors, officers, employees, partners, stockholders, members and managers of the Sub-Adviser and its affiliates are or may become similarly interested in the Corporation as stockholders or otherwise.

          8. Responsibility of Dual Directors, Officers and/or Employees

                    If any person who is a manager, partner, officer or employee of the Sub-Adviser is or becomes a director, officer and/or employee of the Corporation and acts as such in any business of the Corporation, then such manager, partner, officer and/or employee of the Sub-Adviser shall be deemed to be acting in such capacity solely for the Corporation, and not as a manager, partner, officer or employee of the Sub-Adviser or under the control or direction of the Sub-Adviser, even if paid by the Sub-Adviser.

          9. Limitation of Liability of the Adviser; Indemnification

                    The Sub-Adviser and its affiliates (and their respective officers, managers, partners, agents, employees, controlling persons, members and any other similar person or entity, including without limitation its general partner and the Administrator) (collectively, the “Indemnified Parties”) shall not be liable to the Corporation or the Adviser for any action taken or omitted to be taken by the Sub-Adviser in connection with the performance of any of its duties or obligations under this Agreement or otherwise as an investment sub-adviser of the Corporation, except to the extent specified in Section 36(b) of the 1940 Act concerning loss resulting from a breach of fiduciary duty (as the same is finally determined by judicial proceedings) with respect to the receipt of compensation for services, and the Corporation or the Adviser shall indemnify, defend and protect the Indemnified Parties (each of whom shall be deemed a third party beneficiary hereof) and hold them harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) incurred by the Indemnified Parties in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Corporation or its security holders) arising out of or otherwise based upon the performance of any of the Sub-Adviser’s duties or obligations under this Agreement or otherwise as an investment sub-adviser of the Corporation. Notwithstanding the preceding sentence of this Paragraph 9 to the contrary, nothing contained herein shall protect or be deemed to protect the Indemnified Parties against or entitle or be deemed to entitle the Indemnified Parties to indemnification in respect of, any liability to the Corporation or its security holders to which the Indemnified Parties would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of the Sub-Adviser’s duties or by reason of the reckless disregard of the Sub-Adviser’s duties and obligations under this Agreement (as the same shall be determined in accordance with the 1940 Act and any interpretations or guidance by the SEC or its staff thereunder).

          10. Effectiveness, Duration and Termination of Agreement

                    This Agreement shall become effective as of the first date above written (the “Effective Date”). This Agreement shall remain in effect for two years, and thereafter shall continue automatically for successive annual periods, provided that such continuance is specifically approved at least annually by (a) the vote of the Corporation’s Board of Directors, or by the vote of a majority of the outstanding voting securities of the Corporation and (b) the vote of a majority of the Corporation’s Directors who are not parties to this Agreement or “interested persons” (as such term is defined in Section 2(a)(19) of the 1940 Act) of any such party, in accordance with the requirements of the 1940 Act. This Agreement may be terminated at any time, without the payment of any penalty, upon 60 days’ written notice, by the vote of a majority of the outstanding voting securities of the Corporation, or by the vote of the Corporation’s Board of Directors, by the Adviser or by the Sub-Adviser. In addition, pursuant to a separate agreement between the Adviser and the Sub-Adviser, (i) the Adviser and the Sub-Adviser have agreed not to exercise their rights of termination under this Agreement, (ii) the Sub-Adviser has agreed to resign as sub-adviser in the event the Adviser is terminated, or the investment management agreement with the Adviser is not renewed, other than for cause and (iii) the Adviser has agreed to resign as adviser in the event the Sub-Adviser is terminated, or this Agreement is not renewed, other than for cause. This Agreement also will terminate automatically in the event of its “assignment,” as defined in the 1940 Act and the rules under the 1940 Act, except that to the extent consistent with the Advisers Act and the 1940 Act, without the notice to or consent of the Corporation, the Adviser may be reconstituted or reorganized into any other form of business entity. The provisions of Paragraph 9 of this Agreement shall remain in full force and effect, and the Sub-Adviser shall remain entitled to the benefits thereof, notwithstanding any termination of this Agreement. Further, notwithstanding the termination or expiration of this Agreement as aforesaid, the Sub-Adviser shall be entitled to any amounts owed under Paragraph 4 through the date of termination or expiration and Paragraph 9 shall continue in force and effect and apply to the Adviser and its representatives and Indemnified Parties as and to the extent applicable.

          11. Notices

                    Any notice under this Agreement shall be given in writing, addressed and delivered or mailed, postage prepaid, to the other party at its principal office.

          12. Amendments

                    This Agreement may be amended by mutual consent, but the consent of the Corporation and the Adviser must be obtained in conformity with the requirements of the 1940 Act.

          13. Entire Agreement; Governing Law

                    This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof. This Agreement shall be construed in accordance with the laws of the State of New York without reference to its conflicts of laws principles and the applicable provisions of the 1940 Act. To the extent the applicable laws of the State of New York, or any of the provisions herein, conflict with the provisions of the 1940 Act, the latter shall control.

          14. No Third Party Beneficiaries

                    Nothing in this Agreement is intended, nor will be deemed, to confer rights or remedies upon any person or legal entity not a party to this Agreement, except that the Sub-Adviser and its representatives and the Indemnified Parties shall be third party beneficiaries of Paragraph 9.

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          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date above written.

TRIMARAN CREDIT MANAGERS BDC LP	TRIAN CAPITAL ADVISERS, LLC

By:	By:

Name:	Name:
Title:	Title:

TRIAN CAPITAL CORPORATION

By:

Name:
Title: